V Band Corporation
[GRAPHIC - COMPANY LOGO]                                         565 Taxter Road
                                                              Elmsford, NY 10523



             NOTICE OF ANNUAL MEETING OF SHAREHOLDERS--MAY 19, 1995

To the Shareholders of V Band Corporation:

         The Annual Meeting of Shareholders of V Band Corporation (the "Company"), a New York corporation, will be held at the principal office of the Company, 565 Taxter Road, Elmsford, New York 10523, on May 19, 1995, at 10:00 a.m., for the following purposes:

         (1) To elect a Board of Directors to hold office for a term expiring upon the 1996 Annual Meeting of Shareholders or until their successors shall have been duly elected and qualified.

         (2) To approve the retention of Deloitte & Touche LLP as independent accountants for the 1995 fiscal year.

         (3) To transact such other business as may legally come before the meeting or any adjournment or adjournments thereof, although management of the Company was not aware on April 18, 1995 of any other business to be considered.

         Reference is made to the accompanying Proxy Statement for more complete information concerning the foregoing matters.

         Only shareholders of record at the close of business on April 13, 1995 are entitled to vote at the Annual Meeting.

         We look forward to seeing as many shareholders as possible at the meeting. Whether or not you expect to be present, please mark, sign and date the enclosed form of proxy and return it in the envelope provided. No postage need be added if you deposit the envelope in a mail depository in the United States.


                                            By Order of the Board of Directors

                                            THOMAS E. FEIL
                                            Chairman and Chief Executive Officer


Elmsford, New York
April 18, 1995

SHAREHOLDERS CAN HELP THE COMPANY AVOID UNNECESSARY EXPENSE AND DELAY BY PROMPTLY COMPLETING AND RETURNING THE ENCLOSED PROXY CARD. THE BUSINESS OF THE MEETING IS IMPORTANT TO THE COMPANY AND CANNOT BE TRANSACTED UNLESS A MAJORITY OF THE OUTSTANDING SHARES ARE REPRESENTED.

                            [GRAPHIC - COMPANY LOGO]


                                PROXY STATEMENT

                                    GENERAL

         This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of V Band Corporation (the "Company"), 565 Taxter Road, Elmsford, New York 10523, of proxies for use at the Annual Meeting of Shareholders to be held on May 19, 1995 and any adjournments thereof. A proxy may be revoked by a shareholder at any time prior to its use by filing with the Company a duly executed proxy bearing a later date or by giving written notice of such revocation to the Secretary of the Company prior to the meeting. A proxy is also subject to revocation if the person executing the proxy is present at the meeting and chooses to vote in person.

         The expenses of proxy solicitation will be paid by the Company. The principal solicitation of proxies is being made by mail; however, officers and other employees of the Company may solicit proxies by telephone, telegraph or personal interview, without additional compensation therefor. Forms of proxies and proxy material will also be distributed through brokers, custodians and other like persons to the beneficial owners of Common Stock of the Company, and the Company will reimburse such persons for their reasonable out-of-pocket expenses incurred in connection therewith.

         The Annual Report of the Company to Shareholders for the fiscal year ended October 31, 1994, including financial statements, accompanies this Proxy Statement. The proxy and this Proxy Statement, together with the Annual Report to Shareholders, are being mailed to shareholders on or about April 18, 1995.


                 DESCRIPTION OF CAPITAL STOCK AND VOTING RIGHTS

         The record date for the determination of shareholders entitled to vote at the meeting is the close of business on April 13, 1995. On that date, the Company had 5,316,448 shares of Common Stock, par value $.01 per share (the "Common Stock"), issued and outstanding. Each holder of Common Stock is entitled to one vote per share on all matters to come before the meeting.

         All of the shares of Common Stock of the Company represented by valid proxies, unless otherwise specified therein or unless revoked, will be voted FOR the election of the persons nominated as directors, FOR the approval of the retention of Deloitte & Touche LLP as the Company's independent public accountants for the 1995 fiscal year, and at the discretion of the proxy holders on any other matters that may properly come before the Annual Meeting, although as of the date of this Proxy Statement, the Company was not aware of any other business to be considered. Where a shareholder has appropriately specified how a proxy is to be voted, it will be voted accordingly.


          PRINCIPAL SHAREHOLDERS AND SECURITY OWNERSHIP OF MANAGEMENT

         The following table sets forth certain information with respect to the beneficial ownership of the Company's Common Stock by (i) each person who owns beneficially more than 5% of the Company's Common Stock, (ii) each director of the Company, (iii) each executive officer named in the Summary Compensation Table below, and (iv) all directors and executive officers of the Company as a group, as of April 13, 1995.

                                                               Number of Shares                          Percentage
Name and Address                                              Beneficially Owned                          of Class
- ----------------                                              ------------------                         ----------
Thomas E. Feil                                                  1,469,472 (1)(2)                           27.5%
  565 Taxter Road, Elmsford, NY 10523

Luke P. La Valle, Jr.                                                 16,000 (1)                             *
  22 Basket Neck Lane, Remsenburg, NY  11960

Thomas H. Lenagh                                                       9,000 (1)                             *
  1 Brookside Drive, Westport, CT 06880

Brian S. North                                                     99,000 (1)(3)                            1.9%
  213 Croft Ridge Drive, Broomall, PA  19008

Joseph M. O'Donnell                                                   16,000 (1)                             *
  587 Shrub Oak Lane, Fairfield, CT 06430

John E. Petronzi                                                      15,000 (1)                             *
  565 Taxter Road, Elmsford, NY 10523

George J. Rogers                                                      42,033 (1)                             *
  565 Taxter Road, Elmsford, NY 10523

A. Eugene Sapp, Jr.                                                       2,000 (1)                             *
  528 Adams Street, Huntsville, AL 35801

Paul B. Twomey                                                        16,000 (1)                             *
  Rt. #1, Box 1028, Sly Brook Road, Soldier Pond, ME 04781

J. Stephen Vanderwoude                                                 4,000 (1)                             *
  Box 1735, 2316 Youngs Road, Southern Pines, NC 28388

All directors and executive
officers as a group (12 persons)                                   1,709,196 (1)                           31.1%

- ---------------------
* less than 1%

(1) Includes options to purchase shares of common stock, which are currently exercisable or exercisable within 60 days, as follows: Mr. Feil, 25,000 shares; Mr. La Valle, 6,000 shares; Mr. Lenagh, 4,000 shares; Mr. North, 19,000 shares; Mr. O'Donnell, 16,000 shares; Mr. Petronzi, 15,000 shares; Mr. Rogers, 41,033 shares; Mr. Sapp, 2,000 shares; Mr. Twomey, 16,000 shares; Mr. Vanderwoude, 2,000 shares; and all directors and executive officers as a group, 165,300 shares.

(2) Excludes 80,000 shares held in an irrevocable trust for Mr. Feil's daughter, over which Mr. Feil holds no voting or investment power.

(3) Includes 80,000 shares held in an irrevocable trust for which Mr. North is the trustee. Mr. North has no economic interest in the trust, however, he holds investment and voting authority over such shares.

                        DIRECTORS AND EXECUTIVE OFFICERS

    Name                                            Age                 Office Held
    ----                                            ---                 ------------
Thomas E. Feil (1)                                  53                  Chairman, Chief Executive Officer, Director

John E. Petronzi                                    46                  Executive Vice President

George J. Rogers                                    41                  Vice President - Chief Financial Officer

Sven R. Englund                                     41                  Vice President - Engineering

Thomas Hughes                                       35                  Vice President - Marketing & Product Planning

Luke P. La Valle, Jr. (2) (3)                       53                  Director

Thomas H. Lenagh (2)                                70                  Director

Brian S. North (1)                                  43                  Director

Joseph M. O'Donnell (1) (3)                         49                  Director

A. Eugene Sapp, Jr. (4)                             58                  Director

Paul B. Twomey (2)                                  61                  Director

J. Stephen Vanderwoude (3)                          51                  Director

- ----------------------------------
(1)      Member of the Stock Option Committee.

(2)      Member of the Audit Committee.

(3)      Member of the Executive Compensation Committee.

(4)      Elected as Director on August 2, 1994.


         Thomas E. Feil has served as Chairman of the Company from April 1985 to present, as a Director since its inception and as Chief Executive Officer from April 1985 to August 1988 and from August 1993 to present. From its inception until April 1985, Mr. Feil was President of the Company.

         John E. Petronzi was elected Executive Vice President, responsible for sales and service, in January 1994. Prior to joining the Company, Mr. Petronzi held executive positions with JWP Telecom and JWP Information Services from 1990 through 1993 and was president of Centel Financial Systems, a distributor of trading systems and PBX's from 1986 through 1989.

         George J. Rogers has served as Chief Financial Officer of the Company since September 1989 and in June 1991 was elected Secretary of the Company. Previously, he served as Director of Financial Planning from May 1988 to September 1989. Prior to joining the Company, he was Director of Financial Services for HITK Corporation (a publicly-held business development firm) from 1986 to 1988. Mr. Rogers was an Associate with Paine Webber Inc.'s strategic planning department from 1985 to 1986.

         Sven Englund was elected Vice President of Engineering in June 1991. Previously, he served as Director of Engineering from 1990 to 1991, as Hardware Manager from 1989 to 1990 and as Staff Engineer from 1988 to 1989. From 1975 to 1988, he was employed by military electronics and computer fire alarm corporations.

         Thomas Hughes was elected Vice President of Marketing and Product Planning of the Company in September 1993. Previously, he served as Hardware Manager from 1991 to 1993, Section Manager from 1990 to 1991 and as Staff Engineer from 1988 to 1990.

         Luke P. La Valle, Jr., became a Director of the Company in June 1992 and is President and Chief Investment Officer of American Capital Management, Inc., a New York City-based management firm for individuals, trusts, pension and profit sharing accounts. Prior to forming American Capital Management, Inc. in 1980, Mr. La Valle worked for United States Trust Company of New York for 13 years specializing in small company investing in the Pension and Institutional Investment Division.

         Thomas H. Lenagh became a Director of the Company in June 1993. Mr. Lenagh has served as an independent financial consultant for the last six years. Mr. Lenagh is also a director of the following companies: CML Inc., Gintel Funds, Adams Express, Clemente Growth Fund, U.S. Life Co., SCI Systems, Inc., ICN Pharmaceuticals, Inc., Irvine Sensors, Inc., Franklin Quest and Styles on Videos, Inc.

         Brian S. North became a Director of the Company in September 1988. Mr. North has been a member of the law firm of Elliott, Reihner, Siedzikowski, North & Egan, P.C. and its predecessor law firms since 1987. From 1980 through 1987, he was Senior Corporate Counsel of Sun Company, Inc., an energy resources company.

          Joseph M. O'Donnell has served as a Director of the Company since June 1991. Since July 1994, Mr. O'Donnell has been the President, Chief Executive Officer and a Director of Computer Products, Inc., a publicly held multinational manufacturer in Boca Raton, Florida. From 1993 to 1994, he was Chief Executive Officer for Savin Corporation, after one year of being an independent business consultant. From 1990 to 1992 he served as President and Chief Executive Officer of GO/DAN Industries Inc., a Connecticut-based manufacturer of automobile parts sold primarily in the after market. From 1988 to May 1990, he was Vice President of Handy & Harman, a metals manufacturing concern. During 1987 and 1988 he served as President of OD&S Ventures Inc., an acquisition entity in the computer and telecommunication industries. He is also a director of Cincinnati Microwave, Inc.

         A. Eugene Sapp, Jr. was appointed as a Director of the Company in August 1994. Since 1981, Mr. Sapp has served as President, Chief Operating Officer and Director of SCI Systems, Inc., a contract manufacturer of electronic equipment. Mr. Sapp also serves as a Director of Irvine Sensors Corp. and CMS Inc. of Tampa, Florida.

         Paul B. Twomey became a Director of the Company in June 1991. He worked for ITT Corporation for more than 30 years prior to his retirement in 1989. His most recent responsibilities at ITT from 1988 to 1989 were as Vice President, Executive Director of the integration into ITT Communications Services, Inc. of American Network Inc., a regional long distance carrier.

         J. Stephen Vanderwoude was elected to the Board as a Director of the Company in May 1994. Mr. Vanderwoude is currently President, Chief Executive Officer and Director for Video Lottery Technologies in Atlanta, Georgia. Prior to that, he was the President and Chief Operating Officer of Sprint
Corporation's Local Telecommunication Division until September 1993. Prior to the merger of Sprint and Centel corporations in March 1993, Mr. Vanderwoude was President and a Director of Centel Corporation from 1988 and held various executive and management positions with Centel since joining the company in 1971. Mr. Vanderwoude is a Director of First Midwest, a bank holding company.

         The Board of Directors of the Company has an Executive Compensation Committee, a Stock Option Committee and an Audit Committee. The Executive Compensation Committee's principal functions are to recommend to the Board of Directors the compensation arrangements for the executive officers of the Company. The Stock Option Committee exercises the responsibilities of the Board in granting options under and administering the Company's 1982 Incentive Stock Option Plan and its 1984 Stock Option Plan. The Audit Committee's principal functions are to review with internal financial staff and the Company's independent public accountants the Company's reporting process and internal controls and to recommend the selection, retention or termination of the independent public accountants. During the 1994 fiscal year, the Audit Committee held 2 meetings, the Executive Compensation Committee and the Stock Option Committee did not hold formal meetings separate from Board meetings. The Stock Option Committee acted by unanimous written consent on 8 occasions. The Board of Directors has no other standing committees.

         The Board of Directors of the Company held 7 meetings during the fiscal year ended October 31, 1994. Each incumbent director attended 100 percent of the meetings of the Board and the committees on which he serves.

                             EXECUTIVE COMPENSATION

Summary Compensation Table

         The following table sets forth information for each of the fiscal years ended October 31, 1994, 1993 and 1992 concerning the compensation of the Company's chief executive officer and each of its other executive officers whose salary and bonus for fiscal 1994 exceeded $100,000:

                                                                                             Long-Term
                                                                                           Compensation 1
                                                        Annual Compensation
                                                                                            Securities
Name/                                                                     Other Annual      Underlying        All Other
Principal Position                     Year     Salary        Bonus       Compensation      Options (#)     Compensation 2
- ------------------                     ----     ------        -----       ------------      ----------      --------------
Thomas E. Feil,                        1994    $199,998    $                   $     -                -           $     -
Chairman, Chief Executive              1993     192,306                              -                -                 -
Officer and Director                   1992     206,042             -                -                -             2,201

John E. Petronzi, 3                    1994     130,989             -                -           45,000                 -
Executive Vice President               1993           -             -                -                -                 -
                                       1992           -             -                -                -                 -

George J. Rogers,                      1994     123,076             -                -           25,000             2,003
Vice President,                        1993      99,824             -                -                -             1,696
Chief Financial Officer                1992      92,900         2,000                -           10,500               929

- --------------------------------
1. Other than the Company's 401(k) Plan and its stock option and stock purchase plans, the Company does not have any long-term incentive plans and does not grant restricted stock awards.
2. Includes amounts contributed by the Company under the Company's 401(k) Plan during the fiscal year and any additional discretionary annual contributions related to the prior fiscal year.
3. Mr. Petronzi joined the Company in January 1994. Mr. Petronzi entered into an employment agreement whereby he is entitled to one year's compensation should he be terminated without cause. His 1994 salary includes a $12,720 payment related to forfeiture of bonuses from his previous employer. Additionally, he is entitled to receive bonuses conditional upon the Company's level of operating income. He was also provided a three-year loan in the amount of $30,000 with interest at 6% per annum.


Stock Options

The following tables summarize options grants during the fiscal year ended October 31, 1994 to each of the Executive Officers named in the Summary Compensation Table and the value of the options held by such persons at the end of such fiscal year. None of those Executive Officers exercised any stock options during the fiscal year ended October 31, 1994. The Company does not maintain any pension plans or any supplementary pension award plans.

Option Grants in Last Fiscal Year

                                                                                        Potential Realizable Value
                                                                                        at Assumed Annual Rates of
                                                                                         Stock Price Appreciation
                                               Individual Grants                             for Option Term
                                                 Percentage
                               Number of          of Total
                               Securities         Options
                               Underlying        Granted to      Exercise
                                Options         Employees in      Price    Expiration
Name                           Granted (1)       Fiscal Year   (per share)    Date            5%           10%
- ----                          ------------      ------------   ----------  ----------         --           ---
John E. Petronzi                 45,000              21%         $4.75     01/07/2004      $134,426      $340,662
George J. Rogers                 25,000              11%          4.75     11/01/2003        74,681       189,257

- ------------------
(1)   All options granted vest one-third per year for three years.


Aggregate Option Exercises in Last Fiscal Year and Fiscal Year-end Option Value

                                                     Number of Securities Underlying    Value of Unexercised In-the-
                                                      Unexercised Options at FY-End           Money Options at
                                                                                                   FY-End
                           Shares
                         Acquired on      Value
Name                      Exercise      Realized    Excercisable    Unexercisable     Excercisable    Unexercisable
- ----                      --------      --------    ------------    -------------     ------------    -------------
Thomas E. Feil               -            -            25,000                 -         $     -           $    -
John E. Petronzi             -            -                 -            45,000               -                -
George J. Rogers             -            -            30,700            28,500          22,913              750


Compensation Of Directors

         The Company pays each outside director an annual director's fee of $7,500 plus $500 for each board meeting attended (up to a limit of six meetings per year), plus deferred cash compensation payable upon termination of service as a director in an amount equal to $2,000 for each year of service as a director. Additionally, each director is reimbursed for out-of-pocket travel expenses incurred to attend a board meeting and receives reasonable compensation for chairing any committee of the board. Outside directors also receive, upon election or re-election as a director, a grant of stock options under the Company's 1984 Stock Option Plan covering 2,000 shares of the Company's Common Stock, at an exercise price equal to the fair market value on the date of grant.


                 REPORT OF THE EXECUTIVE COMPENSATION COMMITTEE
                         AND THE STOCK OPTION COMMITTEE

Executive Compensation Policies

         Executive compensation is set by the Executive Compensation Committee, which approves cash compensation, and the Stock Option Committee, which determines stock option grants. The Company's executive compensation program is designed to provide compensation that is competitive with that offered by other companies against which the Company competes for executive resources. The objectives of the program are (1) to attract and retain superior talent and (2) to reward executives for successful strategic management and for increases in shareholder value.

         Cash compensation is targeted relative to companies of similar size and in similar businesses. In setting compensation levels, the Executive Compensation Committee reviews competitive data compiled by an independent compensation consulting firm. In addition to competitive factors, cash compensation is based on the Executive Compensation Committee's evaluation of each executive's performance as measured against individual, business group and company-wide goals. Target annual incentive bonuses are set at the beginning of the year and are conditioned on the achievement of a threshold level of operating profit. If the threshold is reached, the amount of each bonus relative to the target may vary based on individual performance.

         Long-term compensation consists of stock options. Options are granted in order to align more closely the interests of executives and shareholders by creating the opportunity for executives to develop a significant equity interest in the Company and because the potential value of the option is tied directly to increases in the fair market value of the Company's common stock during the term of the option. Mr. Feil, the Company's Chairman and largest stockholder, is a member of the Stock Option Committee and is not eligible to receive stock options.

         The Company's revenue and earnings were adversely affected during the fiscal years 1989 to 1994 by dramatically changed market conditions. Increased levels of competition, a maturing market for the Company's principal products and the high level of development expenses for the latest generation of products now sold by the Company have combined to assert substantial pressure on the Company's results. Assessing executive performance in light of these dramatically shifting market conditions and declining stock price has been difficult, but the levels of executive compensation have generally paralleled the changing results of operations of the Company. In fiscal 1987 (the year of the financial market's crash) the Company's revenues peaked at $54 million with $10 million of operating earnings. In the three years that followed, revenues declined steadily to $19 million in fiscal 1990, and the Company suffered substantial losses. During this period, the Company's executives worked for lower compensation in order to improve the Company's prospects. In an effort to overcome these market conditions, the Company changed its existing sales and service organization in the U.S. and the UK through acquiring key distributors in New York City, London, and Boston. This activity was paramount to V Band's improvement in financial results during 1994.

1994 Compensation

         In setting base salary during fiscal 1994, the Executive Compensation Committee considered past individual and Company performance.

         The   factors   described   above  with   respect  to  1994   executive
compensation,   generally  and  with  respect  to  prior  periods,  are  equally applicable to CEO compensation.

                           The Executive Compensation Committee:

                           Luke P. La Valle, Jr.
                           Joseph M. O'Donnell
                           J. Stephen Vanderwoude

                           The Stock Option Committee:

                           Thomas E. Feil
                           Brian S. North
                           Joseph M. O'Donnell

Compensation Committee Interlocks and Insider Participation

         Messrs. LaValle, O'Donnell and Vanderwoude comprise the Executive Compensation Committee. Messrs. Feil, North and O'Donnell comprise the Stock Option Committee. Mr. Feil is an officer and employee of the Company, but is not eligible to receive stock options while serving on the committee.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

         A. Eugene Sapp, Jr., a director of the Company, made one filing subsequent to the date required. He reported on Form 5 the ownership of options covering 2,000 shares of the Company's common stock pursuant to Section 16(a) of the Securities Exhange Act of 1934.

                               PERFORMANCE GRAPH

         The following graph sets forth total shareowner return (stock price plus dividends, assuming dividend reinvestment) on a $100 investment in each of the following: (i) the Company's Common Stock, (ii) U.S. NASDAQ Stock Market Index and (iii) the NASDAQ Telecommunications Index, for the five-year period commencing on November 1, 1989 and ended October 31, 1994.


                      COMPARISON OF FIVE YEAR TOTAL RETURN
                     AMONG V BAND CORPORATION, NASDAQ US, &
                        NASDAQ TELECOMMUNICATIONS INDEX

         [GRAPHIC -- PERFORMANCE GRAPH WITH NUMBERS PLOTTED AS BELOW ]

                                    1989     1990     1991     1992     1993     1994
- -------------------------------------------------------------------------------------
V BAND CORPORATION                  $100     $ 45     $ 64     $ 75     $ 93     $ 83
NASDAQ TELECOMMUNICATION INDEX      $100     $ 63     $ 90     $ 96     $181     $162
NASDAQ INDEX                        $100     $ 74     $126     $141     $191     $182

         1.  ELECTION OF A BOARD OF DIRECTORS

         Eight directors are to be elected at the meeting for a term of office which will expire upon the 1996 Annual Meeting of Shareholders, or at such later date as each director's successor is elected and shall qualify. All current members of the Board are nominees for election. Information regarding the nominees is set forth under "Directors and Executive Officers" above. The term of office of all present directors will expire on May 13, 1995, or at such later date as each director's successor is elected and shall qualify.

         The Board of Directors will consider shareholders' recommendations for Board of Directors nominations for the 1996 Annual Meeting of Shareholders if made in writing. The proposed nominee's written consent and sufficient background information on the candidate must be included to enable the Board of Directors to make proper judgments as to his or her qualifications. Recommendations should be addressed to the Chief Executive Officer at the Company's headquarters and received no later than January 15, 1996.
         It is the intention of the persons named as proxies to vote the shares to which the proxy relates FOR the election of the persons nominated as directors unless instructed to the contrary. The affirmative vote of those shareholders of record holding a plurality of the issued and outstanding shares of Common Stock present in person or represented by proxy and voting at the meeting (excluding abstentions and broker non-votes, which are not deemed present and voting for this purpose) is required to elect the persons nominated.

         The Board recommends that shareholders vote FOR the nominees for director.


         2.  APPROVAL OF THE RETENTION OF INDEPENDENT ACCOUNTANTS

         The Board of Directors has approved the retention of Deloitte & Touche LLP as the Company's independent accountants for the 1995 fiscal year. Although shareholder ratification is not required, the Board of Directors has directed that such appointment be submitted to the shareholders of the Company for ratification at the Annual Meeting. In addition, the Board of Directors in its discretion, may direct the appointment of a new independent accounting firm at any time during the year if the Board believes that such change is in the best interests of the Company and its shareholders. Deloitte & Touche LLP served as the Company's independent public accountants for the 1994 fiscal year.

         Deloitte & Touche LLP was first engaged by the Company to act as the Company's independent accountants of the 1994 fiscal year, effective March 14, 1994. For fiscal years 1992 and 1993 Arthur Andersen LLP acted as the Company's independent accountants. The change in the independent accountants was approved by the Company's Board of Directors upon recommendation of the Audit Committee. The Company had not consulted with Deloitte & Touche on any accounting matter prior to its engagement.

         Upon the engagement of Deloitte & Touche LLP, the Company dismissed Arthur Andersen LLP, its independent accountant for fiscal 1992 and 1993.

         The decision to change accountants was made by the Board of Directors upon recommendation of the Company's Audit Committee. For the audits of the financial statements of the Company for the years ended October 31, 1993 and 1992 there were no disagreements on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which if not satisfactorily resolved would have caused Arthur Andersen LLP to reference such matter in its report. Through March 18, 1994, there were no disagreements on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure with Arthur Andersen LLP. The accountants' reports for the years ended October 31, 1993 and 1992 contained unqualified opinions.

         It is anticipated that representatives of Deloitte & Touche LLP will be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so, and to respond to any appropriate inquiries from shareholders.

         The affirmative vote of the holders of a majority of the issued and outstanding shares of Common Stock present and voting at the meeting (excluding abstentions and broker non-votes, which are not deemed present and voting for this purpose) is necessary for the adoption of the proposal. If the shareholders do not ratify the appointment of Deloitte & Touche LLP, the Board of Directors may reconsider the appointment.

         The Board recommends that shareholders vote FOR approval of the retention of Deloitte & Touche LLP.

         3.  OTHER BUSINESS

         The Board of Directors knows of no other business to be acted upon at the meeting. However, if any other business properly comes before the meeting, it is the intention of the persons named in the enclosed proxy to vote on such matters in accordance with their judgment.


                    DATE OF RECEIPT OF SHAREHOLDER PROPOSALS
                  FOR PRESENTATION AT THE 1996 ANNUAL MEETING


         Any proposal that a shareholder wishes to present for consideration at the 1996 Annual Meeting must be received by the Company at its principal executive offices no later than December 21, 1995, for evaluation as to inclusion in the Proxy Statement in connection with such meeting.

         You are urged to promptly vote, sign, date and return the enclosed proxy in the postage-paid envelope provided whether or not you currently plan to attend the meeting in person.


                                            By Order of the Board of Directors

                                            THOMAS E. FEIL
                                            Chairman and Chief Executive Officer



Dated: April 18, 1995

                               V BAND CORPORATION
                                565 Taxter Road
                            Elmsford, New York 10523
                      1995 Annual Meeting of Shareholders

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Thomas E. Feil and George J. Rogers, and each of them, with power of substitution, as proxies, to appear and vote, as designated below, all of the shares of the Common Stock, $.01 par value per share, of V Band Corporation (the "Company"), held of record by the undersigned on April 13, 1995, at the Annual Meeting of Shareholders to be held at 10:00 a.m. on May 19, 1995, and any adjournments thereof.

1. Election of Directors:

                                                FOR
   The nominees listed below            To vote for the nominee             WITHHOLD AUTHORITY
                                            (please check)             whose name is checked below
   Thomas E. Feil                            ____                                 ____
   Luke P. La Valle, Jr.                     ____                                 ____
   Thomas Lenagh                             ____                                 ____
   Brian S. North                            ____                                 ____
   Joseph M. O'Donnell                       ____                                 ____
   A.  Eugene Sapp                           ____                                 ____
   Paul B. Twomey                            ____                                 ____
   J. Stephen Vanderwoude                    ____                                 ____


2. Approve the retention of Deloitte & Touche LLP as independent accountants for the Company for the 1995 fiscal year:

   FOR [ ]                      AGAINST [ ]                     ABSTAIN [ ]

3. Other Matters:

In their discretion the proxies are authorized to vote upon such other business as may properly come before the meeting, although management of the Company was not aware on April 18, 1995 of any other business to be considered; and provided that in no event shall such discretionary authority extend to my vote for the election of any person to any office for which a nominee is not named in the accompanying proxy statement.

PLEASE MARK, SIGN AND DATE THIS PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE.

     The shares represented by this proxy will be voted in the manner directed. In the absence of any direction, the shares will be voted FOR each nominee listed in proposal 1, FOR proposal 2, and at the discretion of the proxies as to other matters.

                                                  Dated: _________________, 1995


                                                 -------------------------------
                                                           (Signature)

                                                 -------------------------------
                                                   (Signature if held jointly)

                                                 -------------------------------
                                                          (Print Name)

                                                  Please sign exactly as name
                                                  appears on stock
                                                  certificate(s). Joint owners
                                                  should each sign. Trustees and
                                                  others acting in a
                                                  representative capacity should
                                                  indicate the capacity in which
                                                  they sign.

PLEASE MARK, SIGN AND DATE THIS PROXY AND RETURN IT PROMPTLY WHETHER YOU PLAN TO ATTEND THE MEETING OR NOT. IF YOU ATTEND, YOU MAY VOTE IN PERSON IF YOU DESIRE.